Exhibit 99.1

Limoneira Announces Letter of Intent for Sale of East Area 2 Property

Property to be Utilized for Medical Office Buildings and Acute Care Hospital

SANTA PAULA, Calif., July 14, 2021 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced it has entered into a non-binding letter of intent to sell 25.28 acres of its 32 acre real estate asset referred to as “East Area 2” in Ventura County, California to Pacific Coast Investments, Inc. and/or its nominee (the “Buyer”) in five staged purchases (the “Transaction”). Completion of the Transaction is subject to the execution of a purchase and sale agreement (“PSA”). In addition, the purchase of Lot 1 (medical office building) and Lot 2 (acute care hospital) will be contingent upon the Buyer executing a lease with the Ventura County Health Care Agency, subject to approval by the Ventura County Board of Supervisors, and the purchase of Lots 3, 4 and 5 will be contingent upon the Buyer having obtained leases which support financing for additional facilities.

Harold Edwards, President and Chief Executive Officer, stated, "We are very pleased to move to a letter of intent for the sale of approximately 25 acres strategically located close to our Harvest at Limoneira development project. This opportunity provides upside to our initial expected cash flow of $80 million from Harvest at Limoneira. The planned establishment of a medical campus on this land will be another large attraction for Harvest at Limoneira, adding to the long-term success of this project and to the residents of Santa Paula and Ventura County.”

"We are extremely grateful for Limoneira's long-standing commitment to the health and prosperity of the local community," said Mike Powers, Ventura County Executive Officer. "This is a major step in building a state-of-the-art acute care hospital and health campus that will provide excellence in care for community members in Santa Paula, Fillmore, the Santa Clara Valley and the county for many generations."

About Limoneira Company

Limoneira Company, a 128-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investors:

John Mills

Managing Partner

ICR

646 277-1254

Corporate Communications:

Michael Gonzales

Marketing Manager

Limoneria Company

805-525-5541 ext. 1069